EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form S-8 of our report dated May 24, 2007, accompanying the consolidated financial statements of PureDepth, Inc. for the year ended January 31, 2007 and the ten month period ended January 31, 2006 of PureDepth, Inc.

 /s/ Mark Bailey & Company, Ltd.

Reno, Nevada
September 4, 2007